AMENDED AND RESTATED

FEE WAIVER AND EXPENSE CAP AGREEMENT

THIS AMENDED AND RESTATED FEE WAIVER AND EXPENSE CAP AGREEMENT is made as of this 15th day of June, 2021 (as may be amended, modified, supplemented and in effect from time to time, the Agreement) by and among each of the investment companies (each a Registrant), on behalf of its underlying series funds, as listed in Schedule A (the term “Fund” is used to refer to either the Registrant or the series, as the context requires), and each of Columbia Management Investment Advisers, LLC, a Minnesota limited liability company (CMIA), Columbia Management Investment Distributors, Inc., a Delaware corporation (CMID), and Columbia Management Investment Services Corp., a Minnesota corporation (CMISC) (CMIA, CMID, and CMISC, collectively referred to as the Service Providers).

WHEREAS, the Registrants are each open-end investment companies registered under the Investment Company Act of 1940, as amended; and

WHEREAS, pursuant to separate agreements (i) CMIA, an investment adviser registered under the Investment Advisers Act of 1940, serves as investment adviser and administrator to each of the Funds, (ii) CMID serves as distributor and shareholder servicing agent to the Funds, and (iii) CMISC serves as transfer agent to the Funds; and

WHEREAS, Columbia Funds Series Trust, Columbia Funds Series Trust II, Columbia Funds Variable Series Trust II and the Service Providers have entered into an Amended and Restated Fee Waiver and Expense Cap Agreement dated as of June 17, 2020 (as amended, modified, supplemented and in effect from time to time, the Existing Agreement I), pursuant to which the Service Providers agreed to waive certain fees and reimburse certain expenses pursuant to the terms and conditions set forth therein; and

WHEREAS, Columbia Funds Series Trust I, Columbia Funds Variable Insurance Trust and the Service Providers have entered into an Amended and Restated Fee Waiver and Expense Cap Agreement dated as of June 17, 2020 (as amended, modified, supplemented and in effect from time to time, the Existing Agreement II), pursuant to which the Service Providers agreed to waive certain fees and reimburse certain expenses pursuant to the terms and conditions set forth therein; and

WHEREAS, the parties wish to amend and restate the Existing Agreement I and the Existing Agreement II in their entirety as set forth herein; and

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree that as of the date hereof Existing Agreement I and Existing Agreement II shall be amended and restated in their entirety as follows:

1. Fee Waivers. The parties hereby agree that the Service Providers shall waive fees (each a Fee Waiver) payable to them under their separate agreements with the Funds to the extent reflected for each Fund, as agreed to by the applicable Service Provider(s) and the Board and reflected in the minutes of Board meetings.

2. Expense Cap Setting Methodology. Unless otherwise agreed to by the parties, each Fund shall be subject to a fee cap (each a Fee Cap) such that the ratio of Covered Expenses (defined below) to net assets of the Fund’s Class A shares (or such other class as may be agreed by the parties) (the Specified Class) for a defined period agreed to by the parties (a Covered Period) shall not exceed the median expense ratio of the Fund’s peer universe for such Specified Class, as reported by Lipper, Inc. as of a date agreed to by the parties (the Median Ratio) (or such lower or higher expense ratio as may be agreed by the parties) and also such that the ratio of Covered Expenses to net assets of the Fund’s other classes shall not exceed the amounts set by reference to the Median Ratio pursuant to a methodology mutually agreed upon by the parties. Further, unless otherwise agreed to by the parties, no Fee Cap shall be required for a Fund for any Covered Period if the ratio of Covered Expenses to net assets of the Specified Class for the last fiscal year was less than the Median Ratio.

3. Limitation of Total Operating Expense Ratios. The parties hereby agree that the Service Providers shall waive any fees payable to them under their separate agreements with the Funds or reimburse other expenses of the Funds to the extent necessary to ensure that the ratio of Covered Expenses to net assets of each class of shares of a Fund does not exceed the Fee Cap for such class for the Covered Period, as agreed to by the applicable Service Provider(s) and the Board and reflected in the minutes of the Board meetings.

4. Covered Expenses. “Covered Expenses” include all expenses incurred directly by a Fund that are required to be included as an expense in a Fund’s Form N-1A Fee Table, but exclude expenses set forth for each Fund in Schedule A attached hereto. Covered Expenses shall reflect the application of any balance credits made available by the Funds’ custodian and any custodial charges relating to overdrafts, as well as any fee waivers and/or reimbursements pursuant to Section 3 hereof.

5. Allocation of Fee Waivers or Expense Reimbursements. Except where otherwise required by applicable law, fee waivers or expense reimbursements shall be allocated among the Service Providers in their discretion. In all instances, fee waivers and expense reimbursements shall be made in a manner that is not inconsistent with the Fund’s multi-class plan.

6. Term and Termination. Except as noted above or otherwise agreed to by the parties, a Fee Cap for each class of each Fund for a Covered Period of one year from the expiration of the previous Covered Period shall be established under this Agreement in the manner set forth above (i.e., by reference to the Median Ratio). The Fee Waivers and Fee Caps shall, unless earlier terminated by the Board of a Fund in its sole discretion, expire on the date agreed to by the applicable Service Provider(s) and Board as reflected in the minutes of Board meetings. The Fee Waivers and Fee Caps may be adjusted from time to time by the mutual agreement of the parties. Either party may terminate the Agreement with respect to a Fund upon 60 days’ notice to the relevant Board, to take effect upon the expiration of the then-effective Covered Period.

7. Entire Agreement; Modification; Amendment. This Agreement constitutes the entire agreement of the parties with respect to its subject matter. Each provision herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the enforceability of any such other provision or agreement. In addition, each provision herein shall be treated as separate and independent with respect to each Fund and shall be treated as separate and independent from such provision or agreement with respect to each of the other Funds. No modification or amendment of this Agreement shall be binding unless in writing and executed by the parties affected thereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused the forgoing Agreement as of June 15, 2021.

COLUMBIA FUNDS SERIES TRUST

COLUMBIA FUNDS SERIES TRUST I

COLUMBIA FUNDS SERIES TRUST II

COLUMBIA FUNDS VARIABLE INSURANCE TRUST

COLUMBIA FUNDS VARIABLE SERIES TRUST II

Each for itself and on behalf of its respective series listed on this Schedule A

By:	/s/ Daniel J. Beckman
Name:	Daniel J. Beckman
Title:	President

COLUMBIA MANAGEMENT INVESTMENT ADVISERS, LLC

By:	/s/ Michael G. Clarke
Name:	Michael G. Clarke
Title:	Co-Head of Global Operations

COLUMBIA MANAGEMENT INVESTMENT DISTRIBUTORS, INC.

By:	/s/ Scott E. Couto
Name:	Scott E. Couto
Title:	President

COLUMBIA MANAGEMENT INVESTMENT SERVICES CORP.

By:	/s/ Lyn Kephart-Strong
Name:	Lyn Kephart-Strong
Title:	President

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